9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:
Jeryl Desjarlais                                                                                                                                October 28, 2013
Communications Manager
(800) CELADON Ext. 7070
(317) 972-7070 Direct
jdesjarlais@celadongroup.com

CELADON GROUP REPORTS SEPTEMBER QUARTER RESULTS
AND DECLARES DIVIDEND

INDIANAPOLIS – Celadon Group Inc. (NYSE : CGI) today reported its financial and operating results for the three months ended September 30, 2013, the first fiscal quarter of the Company’s fiscal year ending June 30, 2014.

Revenue for the quarter increased 14.2% to $175.1 million in the 2014 quarter from $153.3 million in the 2013 quarter.  Freight revenue, which excludes fuel surcharges, increased 16.3% to $142.0 million in the 2014 quarter from $122.1 million in the 2013 quarter.  Net income decreased 20.5% to $6.6 million in the 2014 quarter from $8.3 million for the same quarter last year.  Earnings per diluted share decreased 22.2% to $0.28 in the 2014 quarter from $0.36 for the same quarter last year.

Paul Will, President and Chief Executive Officer, made the following comments: “We are pleased with our overall improvement in our operating statistics.  The increase in average seated tractor count of 288, or 10.5%, to 3,024 in the September 2013 quarter compared with 2,736 in the September 2013 quarter was a significant operating metric improvement that resulted in increased revenue for the quarter.  This increase was a result of expanding our recruiting efforts at terminal locations, having established a driving school and training program at our Indianapolis headquarters as well as the acquisition of select assets and liabilities of Houg Special Services, Inc. based in Commerce City, Colorado, Land Span, Inc. based in Lakeland, Florida, TCI Logistics, Inc. based in Kernersville, North Carolina and Hoss Cartage and Distribution, Inc. based in Ayr, Ontario, which were all completed in the back half of the September 2013 quarter.  The business generated from these acquisitions should help us continue to add truck capacity and density in our current operating lanes, while benefiting from future operating synergies over time.  This strategy should position Celadon to better serve our customers now and especially in the near future as we believe truck capacity will continue to tighten for the truckload industry.  Our average revenue per tractor per week increased $14, or 0.5%, to $2,913 in the September 2013 quarter, from $2,899 in the September 2012 quarter.  In addition, our average revenue per loaded mile increased to $1.597 per mile in the September 2013 quarter from $1.562 in the September 2012 quarter.

“The average age of the Company’s tractor fleet was 1.4 years as of September 2013 and the average age of the trailer fleet was 2.4 years as of September 2013.  Gains on sales of assets were $1.2 million in the September 2013 quarter compared with $1.9 million in the September 2012 quarter.  The Company has completed its current tractor and trailer refresh cycle.

“We believe we have put in place a lean cost structure, upgraded and expanded the fleet to one of the newest in the industry, broadened service offerings to customers, and positioned the Company to allow it to expand margins and profitability.

“Our balance sheet remains solid and we retain significant liquidity to support the growth of our business. At September 30, 2013, we had $234.3 million of stockholders' equity and our earnings before interest, taxes, depreciation and amortization was $26.7 million in the current September 2013 quarter.  Our increased cash flow generated from operations will allow us to effectively continue to execute on our growth strategy.”

On October 24, 2013, the Board of Directors approved a regular cash dividend to shareholders for the quarter ending December 31, 2013.  The quarterly cash dividend of two cents ($0.02) per share of common stock will be payable on January 17, 2014 to shareholders of record at the close of business on January 6, 2014.

Conference Call Information

An investor conference call is scheduled for Tuesday, October, 29, at 11:00 a.m. ET.  Management will discuss the results of the quarter.  To listen and participate in a questions-and-answers exchange, simply dial 888-517-2470 (or 630-827-6818) pin number 7416832 a few minutes prior to the start time.  A replay will be available through November 29 at http://investors.celadontrucking.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico.  The company also owns Celadon Logistics Services, which provides freight brokerage; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars and shares in thousands except per share amounts)
(Unaudited)

	For the three months ended
	Sept 30,
	2013	2012

REVENUE:
Revenue, before fuel surcharge	$141,956	$122,108
Fuel surcharge revenue	33,146	31,189
Total revenue	175,102	153,297

OPERATING EXPENSES:
Salaries, wages, and employee benefits	46,654	40,401
Fuel	36,843	37,452
Purchased transportation	41,744	28,337
Revenue equipment rentals	1,652	1,998
Operations and maintenance	11,274	8,066
Insurance and claims	4,140	3,501
Depreciation and amortization	14,928	12,675
Communications and utilities	1,364	1,292
Operating taxes and licenses	2,832	2,588
General and other operating	2,139	1,848
Total operating expenses	163,570	138,158

Operating income	11,532	15,139

Interest expense	1,224	1,490
Interest income	0	0
Other (income) expense, net	(241)	38
Income before income taxes	10,549	13,611
Income tax expense	3,983	5,349
Net income	$6,566	$8,262

Income per common share:
Diluted	$0.28	$0.36
Basic	$0.29	$0.37

Diluted weighted average shares outstanding	23,662	23,185
Basic weighted average shares outstanding	22,930	22,383

CELADON GROUP, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2013 and June 30, 2013
(Dollars and shares in thousands except par value amounts)

	(unaudited)
	September 30,	June 30,
ASSETS	2013	2013

Current assets:
Cash and cash equivalents	$3,610	$1,315
Trade receivables, net of allowance for doubtful accounts of $869 and $919 at September 30, 2013 and June 30, 2013, respectively	81,518	77,623
Prepaid expenses and other current assets	33,058	13,434
Tires in service	1,015	1,245
Equipment held for resale	7,746	9,923
Income Tax Receivable	3,056	9,506
Deferred income taxes	4,236	4,342
Total current assets	134,239	117,388
Property and equipment	621,155	612,236
Less accumulated depreciation and amortization	119,542	115,366
Net property and equipment	501,613	496,870
Tires in service	1,527	1,785
Goodwill	20,415	17,730
Investment in unconsolidated companies	4,346	4,604
Other assets	3,201	2,785
Total assets	$665,341	$641,162

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,785	$10,401
Accrued salaries and benefits	10,416	11,197
Accrued insurance and claims	10,262	10,092
Accrued fuel expense	8,414	7,461
Other accrued expenses	21,988	20,070
Current maturities of capital lease obligations	30,631	25,669
Income taxes payable	---	---
Total current liabilities	87,496	84,890
Capital lease obligations, net of current maturities	179,186	190,625
Long term debt, net of current maturities	104,591	78,137
Deferred income taxes	59,808	61,821
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued and outstanding 23,882 and 23,887 shares at September 30, 2013 and June 30, 2013, respectively	788	788
Treasury stock at cost; 595 and 696 shares at September 30, 2013and June 30, 2012, respectively	(4,104)	(4,811)
Additional paid-in capital	104,890	103,749
Retained earnings	137,333	131,224
Accumulated other comprehensive loss	(4,647)	(5,261)
Total stockholders' equity	234,260	225,689
Total liabilities and stockholders' equity	$665,341	641,162

Key Operating Statistics

	For the three months ended
	September 30,
	2013	2012
Average revenue per loaded mile (*)	$1.597	$1.562
Average revenue per total mile (*)	$1.406	$1.402
Average revenue per tractor per week (*)	$2,913	$2,899
Average miles per seated tractor per week(**)	2,072	2,068
Average seated line-haul tractors (**)	3,024	2,736
*Freight revenue excluding fuel surcharge.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

Adjusted Trucking Revenue(^)	$147,658	$134,302
Asset Light Revenue	13,218	10,862
Intermodal Revenue	7,524	5,168
Other Revenue	6,702	2,964
Total Revenue	$175,102	$153,297
^Trucking Revenue for US, Canada, Mexico. Includes Fuel Surcharge.

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